Exhibit 5.2

May 10, 2022

Re:	Huntington Ingalls Industries, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

I am Corporate Vice President, Associate General Counsel and Secretary of Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”), and am delivering this opinion with respect to the subsidiaries of the Company set forth on Exhibit A hereto (each, a “Covered Guarantor” and collectively, the “Covered Guarantors”) in connection with a Registration Statement on Form S-4 (such Registration Statement as amended or supplemented, the “Registration Statement”), including the related prospectus (the “Prospectus”), to be filed by the Company and the subsidiaries of the Company listed on Schedule B hereto (each, a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s issuance and exchange (the “Exchange Offer”) of up to $600,000,000 aggregate principal amount of its 2.043% Senior Notes due 2028 (the “New 2028 Notes”) for a like principal amount of the Company’s outstanding 2.043% Senior Notes due 2028 (the “Old 2028 Notes”) and $400,000,000 aggregate principal amount of its 0.670% Senior Notes due 2023 (the “New 2023 Notes” and, together with the New 2028 Notes, the “New Notes”) for a like principal amount of the Company’s outstanding 0.670% Senior Notes due 2023 (the “Old 2023 Notes” and, together with the Old 2028 Notes, the “Old Notes”), in each case, in accordance with the terms of a Registration Rights Agreement, dated as of August 16, 2021, by and among the Company, the Guarantors and the initial purchasers of the Old Notes, which is filed as Exhibit 4.3 to the Registration Statement (the “Registration Rights Agreement”). The Old Notes are, and the New Notes will be, fully and unconditionally guaranteed as to payment of principal and interest on a senior unsecured basis by the Guarantors (the “Exchange Guarantees” and, together with the New Notes, the “Securities”). The Old Notes were issued, and the New Notes are to be issued, pursuant to an indenture, dated as of August 16, 2021 (such indenture, as amended and supplemented, the “Indenture”), among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), which is filed as Exhibit 4.1 to the Registration Statement.

I (or attorneys under my supervision or at my request) have examined and relied upon (i) signed copies of the Registration Statement to be filed with the Commission, including the exhibits thereto; (ii) the Prospectus; (iii) the Indenture, including the terms of the Exchange Guarantees set forth therein; (iv) the Registration Rights Agreement; (v) the Old Notes; and (vi) the New Notes. I (or attorneys under my supervision or at my request) have also examined and relied upon the Articles of Incorporation of each of the Covered Guarantors that is a corporation, the Articles of Organization of the Covered Guarantor that is a limited liability company, the Bylaws of each of the Covered Guarantors that is a corporation, the Limited Liability Company Agreement of the Covered Guarantor that is a limited liability company, and the respective minutes of meetings of the Boards of Directors or equivalent governing body of each of the Covered Guarantors as provided to me by the Covered Guarantors.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of such original documents and the completeness and accuracy of the corporate minute books of the Covered Guarantors.

I have relied as to certain matters on information obtained from public officials and officers of the Covered Guarantors.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Virginia. I also express no opinion herein with respect to compliance by the Company or any Guarantor with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. I express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

I am of the opinion that (1) each Covered Guarantor is a corporation or limited liability company validly existing and in good standing under the laws of the Commonwealth of Virginia, (2) each Covered Guarantor has all requisite corporate or limited liability power and authority to execute and deliver and perform its respective obligations under the Exchange Guarantees and to consummate the Exchange Offer, (3) the execution and delivery by each Covered Guarantor of, and the performance by such Covered Guarantor of its respective obligations under, the Indenture and the Exchange Guarantees and the consummation of the Exchange Offer have been duly authorized by such Covered Guarantor and (4) the Indenture has been duly executed and delivered by each Covered Guarantor.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related Prospectus and in any prospectus supplement under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Charles R. Monroe, Jr.
Charles R. Monroe, Jr.
Corporate Vice President, Associate General Counsel and Secretary

Schedule A

Covered Guarantors

Exact Name of Guarantor as specified in its Charter	State of Organization
Commonwealth Technology Innovation LLC	Virginia
HII Energy Inc.	Virginia
HII Mechanical Inc.	Virginia
Huntington Ingalls Incorporated	Virginia
Newport News Nuclear Inc.	Virginia
Veritas Analytics, Inc.	Virginia

Schedule B

Guarantors

Exact Name of Guarantor as specified in its Charter	State of Organization
Alion Holding Corp.	Delaware
Alion Science and Technology Corporation	Delaware
Commonwealth Technology Innovation LLC	Virginia
Enlighten IT Consulting LLC	Maryland
Fleet Services Holding Corp.	Delaware
HII Defense and Federal Solutions, Inc.	Delaware
HII Energy Inc.	Virginia
HII Fleet Support Group LLC	Delaware
HII Mechanical Inc.	Virginia
HII Nuclear Inc.	Delaware
HII San Diego Shipyard Inc.	California
HII Services Corporation	Delaware
HII TSD Holding Company	Delaware
HII Technical Solutions Corporation	Delaware
HII Unmanned Maritime Systems, Inc.	Delaware
Huntington Ingalls Engineering Services, Inc.	Delaware
Huntington Ingalls Incorporated	Virginia
Huntington Ingalls Industries Energy and Environmental Services, Inc.	Delaware
Huntington Ingalls Unmanned Maritime Systems, Inc.	Delaware
MacAulay-Brown, Inc.	Ohio
Newport News Nuclear Inc.	Virginia
Veritas Analytics, Inc.	Virginia